UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                                  Guess ?, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   401617 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------                            ------------------------
CUSIP No. 401617 10 5                    13G                Page 2 of 18 Pages
---------------------------                            ------------------------

-------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1
                   Maurice Marciano
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)      |_|
                                                                  (b)      |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                   Republic of France
-------------------------------------------------------------------------------
                                        SOLE VOTING POWER
                               5
                                                 14,520,153
       NUMBER OF
         SHARES          ------------------------------------------------------
      BENEFICIALLY                      SHARED VOTING POWER
        OWNED BY               6
          EACH                                   1,926,804
       REPORTING         ------------------------------------------------------
      PERSON WITH                       SOLE DISPOSITIVE POWER
                               7
                                                 14,520,153
                         ------------------------------------------------------
                                        SHARED DISPOSITIVE POWER
                               8
                                                 1,926,804
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                   16,446,957
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   10
                                      |X|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                   38.5%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
   12
                   IN
-------------------------------------------------------------------------------

---------------------------                            ------------------------
CUSIP No. 401617 10 5                    13G                Page 3 of 18 Pages
---------------------------                            ------------------------

-------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1
                   Paul Marciano
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)      |_|
                                                                  (b)      |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                   Republic of France
-------------------------------------------------------------------------------
                                        SOLE VOTING POWER
                               5
                                                 11,643,149
       NUMBER OF
         SHARES          ------------------------------------------------------
      BENEFICIALLY                      SHARED VOTING POWER
        OWNED BY               6
          EACH                                   1,728,276
       REPORTING         ------------------------------------------------------
      PERSON WITH                       SOLE DISPOSITIVE POWER
                               7
                                                 11,643,149
                         ------------------------------------------------------
                                        SHARED DISPOSITIVE POWER
                               8
                                                 1,728,276
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                   13,371,425
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   10
                                      |X|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                   31.3%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
   12
                   IN
-------------------------------------------------------------------------------

---------------------------                            ------------------------
CUSIP No. 401617 10 5                    13G                Page 4 of 18 Pages
---------------------------                            ------------------------

-------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1
                   Armand Marciano
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)      |_|
                                                                  (b)      |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                   Republic of France
-------------------------------------------------------------------------------
                                        SOLE VOTING POWER
                               5
                                                 5,918,437
       NUMBER OF
         SHARES          ------------------------------------------------------
      BENEFICIALLY                      SHARED VOTING POWER
        OWNED BY               6
          EACH                                   0
       REPORTING         ------------------------------------------------------
      PERSON WITH                       SOLE DISPOSITIVE POWER
                               7
                                                 5,918,437
                         ------------------------------------------------------
                                        SHARED DISPOSITIVE POWER
                               8
                                                 0
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                   5,918,437
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   10
                                      |X|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                   13.9%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
   12
                   IN
-------------------------------------------------------------------------------

---------------------------                            ------------------------
CUSIP No. 401617 10 5                    13G                Page 5 of 18 Pages
---------------------------                            ------------------------

-------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1
                   Gary W. Hampar
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)      |_|
                                                                  (b)      |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                   United States of America
-------------------------------------------------------------------------------
                                        SOLE VOTING POWER
                               5
                                                 0
       NUMBER OF
         SHARES          ------------------------------------------------------
      BENEFICIALLY                      SHARED VOTING POWER
        OWNED BY               6
          EACH                                   1,728,276
       REPORTING         ------------------------------------------------------
      PERSON WITH                       SOLE DISPOSITIVE POWER
                               7
                                                 0
                         ------------------------------------------------------
                                        SHARED DISPOSITIVE POWER
                               8
                                                 1,728,276
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                   1,728,276
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   10
                                      |X|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                   4.0%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
   12
                   IN
-------------------------------------------------------------------------------

---------------------------                            ------------------------
CUSIP No. 401617 10 5                    13G                Page 6 of 18 Pages
---------------------------                            ------------------------

-------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1
                   Joseph H. Sugerman
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)      |_|
                                                                  (b)      |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                   United States of America
-------------------------------------------------------------------------------
                                        SOLE VOTING POWER
                               5
                                                 1,000
       NUMBER OF
         SHARES          ------------------------------------------------------
      BENEFICIALLY                      SHARED VOTING POWER
        OWNED BY               6
          EACH                                   1,212,149
       REPORTING         ------------------------------------------------------
      PERSON WITH                       SOLE DISPOSITIVE POWER
                               7
                                                 1,000
                         ------------------------------------------------------
                                        SHARED DISPOSITIVE POWER
                               8
                                                 1,212,149
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                   1,213,149
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   10
                                      |X|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                   2.8%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
   12
                   IN
-------------------------------------------------------------------------------

---------------------------                            ------------------------
CUSIP No. 401617 10 5                    13G                Page 7 of 18 Pages
---------------------------                            ------------------------

-------------------------------------------------------------------------------
          NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
   1
                   Marc E. Petas
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a)      |_|
                                                                  (b)      |X|
-------------------------------------------------------------------------------
   3      SEC USE ONLY

-------------------------------------------------------------------------------
          CITIZENSHIP OR PLACE OF ORGANIZATION
   4
                   United States of America
-------------------------------------------------------------------------------
                                        SOLE VOTING POWER
                               5
                                                 0
       NUMBER OF
         SHARES          ------------------------------------------------------
      BENEFICIALLY                      SHARED VOTING POWER
        OWNED BY               6
          EACH                                   719,655
       REPORTING         ------------------------------------------------------
      PERSON WITH                       SOLE DISPOSITIVE POWER
                               7
                                                 0
                         ------------------------------------------------------
                                        SHARED DISPOSITIVE POWER
                               8
                                                 719,655
-------------------------------------------------------------------------------
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9
                   719,655
-------------------------------------------------------------------------------
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   10
                                      |X|
-------------------------------------------------------------------------------
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
   11
                   1.7%
-------------------------------------------------------------------------------
          TYPE OF REPORTING PERSON
   12
                   IN
-------------------------------------------------------------------------------

                           ITEMS 1-10 OF SCHEDULE 13G


Item 1.

(a)      The name of the Issuer is Guess ?, Inc.

(b) The address of the Issuer's principal executive offices is 1444 South Alameda Street, Los Angeles, California 90021.

Item 2.

(a) This Schedule 13G is being filed on behalf of Maurice Marciano, Paul Marciano, Armand Marciano, Gary W. Hampar, Joseph H. Sugerman and Marc
         E. Petas.

(b) The address of the principal business office of Maurice, Paul and Armand Marciano is 1444 South Alameda Street, Los Angeles, California 90021. The address of the principal business office of Gary W. Hampar is 9701 Wilshire Boulevard, Suite 1106, Beverly Hills, California 90212. The address of the principal business office of Joseph H. Sugerman is 435 North Bedford Drive, Suite 203, Beverly Hills, California 90210. The address of the principal business office of Marc
         E. Petas is 10960 Wilshire Boulevard, Tenth Floor, Los Angeles, California 90024.

(c) Maurice, Paul and Armand Marciano are citizens of the Republic of France. Gary W. Hampar, Joseph H. Sugerman and Marc E. Petas are citizens of the United States of America.

(d) This Schedule 13G refers to the common stock, par value $.01 per share, of the Issuer (the "Common Stock").

(e)      The CUSIP number for the Common Stock is 401617 10 5.

Item 3.

         Not applicable.

Item 4.

(a) Maurice Marciano beneficially owns 16,446,957 shares of Common Stock as follows: 14,490,153 shares held indirectly as sole trustee of the Maurice Marciano Trust; 30,000 shares held indirectly as sole trustee of the Maurice Marciano 1990 Children's Trust; 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; and 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.

         Paul Marciano beneficially owns 13,371,425 shares of Common Stock as follows: 11,643,149 shares held indirectly as sole trustee of the Paul Marciano Trust; and 1,728,276 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

         Armand Marciano beneficially owns 5,918,437 shares of Common Stock held indirectly as sole trustee of the Armand Marciano Trust.

         Gary W. Hampar beneficially owns 1,728,276 shares of Common Stock held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

         Joseph H. Sugerman beneficially owns 1,213,149 shares of Common Stock as follows: 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; and 1,000 shares held indirectly as sole trustee of the Joseph Sugerman Target Benefit Pension Trust No. 1.

         Marc E. Petas beneficially owns 719,655 shares of Common Stock as follows: 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; and 5,000 shares held indirectly as co-trustee of the Petas Family Trust.

(b) The 16,446,957 shares beneficially owned by Maurice Marciano represent 38.5% of the outstanding shares of the Common Stock. The 13,371,425 shares beneficially owned by Paul Marciano represent 31.3% of the outstanding shares of the Common Stock. The 5,918,437 shares beneficially owned by Armand Marciano represent 13.9% of the outstanding shares of the Common Stock. The 1,728,276 shares beneficially owned by Gary W. Hampar represent 4.0% of the outstanding shares of the Common Stock. The 1,213,149 shares beneficially owned by Joseph H. Sugerman represent 2.8% of the outstanding shares of the Common Stock. The 719,655 shares beneficially owned by Marc E. Petas represent 1.7% of the outstanding shares of the Common Stock.

         Percentage ownership of the Common Stock is based on the number of outstanding shares of Common Stock as reported in the Issuer's Form 10-Q for the quarter ended September 29, 1996.

(c) Maurice Marciano has (i) sole voting power with respect to 30,000 shares held indirectly as sole trustee of the Maurice Marciano 1990 Children's Trust and 14,490,153 shares held indirectly as sole trustee of the Maurice Marciano Trust, except for the restrictions on voting described in Item 8 below; (ii) shared voting power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust and 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 30,000 shares held indirectly as sole trustee of the Maurice Marciano 1990 Children's Trust and 14,490,153 shares held indirectly as sole trustee of the Maurice Marciano Trust, except for the rights of first refusal described in Item 8 below; and (iv) shared dispositive power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust and 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust.

         Paul Marciano has (i) sole voting power with respect to 11,643,149 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the restrictions on voting described in Item 8 below; (ii) shared voting power with respect to 1,728,276 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust;
         (iii) sole dispositive power with respect to 11,643,149 shares held indirectly as sole trustee of the Paul Marciano Trust, except for the rights of first refusal described in Item 8 below; and (iv) shared dispositive power with respect to 1,728,276 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

         Armand Marciano has (i) sole voting power with respect to 5,918,437 shares held indirectly as sole trustee of the Armand Marciano Trust, except for the restrictions on voting described in Item 8 below; (ii) no shared voting power with respect to any shares; (iii) sole dispositive power with respect to 5,918,437 shares held indirectly as sole trustee of the Armand Marciano Trust, except for the rights of first refusal described in Item 8 below; and (iv) no shared dispositive power with respect to any shares.

         Gary W. Hampar has (i) no sole voting power with respect to any shares;
         (ii) shared voting power with respect to 1,728,276 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust; (iii) no sole dispositive power with respect any shares; and (iv) shared dispositive power with respect to 1,728,276 shares held indirectly as co-trustee of the Maurice Marciano 1996 Grantor Retained Annuity Trust.

         Joseph H. Sugerman has (i) sole voting power with respect to 1,000 shares held indirectly as sole trustee of the Joseph Sugerman Target Benefit Pension Trust No. 1; (ii) shared voting power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust; (iii) sole dispositive power with respect to 1,000 shares held indirectly as sole trustee of the Joseph Sugerman Target Benefit Pension Trust No. 1; and (iv) shared dispositive power with respect to 1,212,149 shares held indirectly as co-trustee of the Paul Marciano 1996 Grantor Retained Annuity Trust.

         Marc E. Petas has (i) no sole voting power with respect to any shares;
         (ii) shared voting power with respect to 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust and 5,000 shares held indirectly as co-trustee of the Petas Family Trust; (iii) no sole dispositive power with respect any shares; and (iv) shared dispositive power with respect to 714,655 shares held indirectly as co-trustee of the Armand Marciano 1996 Grantor Retained Annuity Trust and 5,000 shares held indirectly as co-trustee of the Petas Family Trust.

Item 5.  Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         The Reporting Persons, as trustees, have entered into an Amended and Restated Shareholders' Agreement, dated as of August 8, 1996 (the "Stockholders' Agreement"), among the Issuer and the parties listed on Exhibit A attached hereto (the "Principal Stockholders"). Pursuant to the Stockholders' Agreement, the Principal Stockholders have agreed to vote their shares of Common Stock to elect each of Maurice, Paul and Armand Marciano, or one designee of any such person (if such designee shall be reasonably acceptable to the other persons) to the Board of Directors of the Issuer. The Stockholders' Agreement provides that each of the Principal Stockholders has granted to each other and to the Issuer rights of first refusal with respect to the sale of any shares of the Issuer's outstanding Common Stock (with certain limited exceptions). The Reporting Persons expressly disclaim that they have formed a group among themselves or with the parties to the Stockholders' Agreement.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         Not applicable.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



February 14, 1997                        Maurice Marciano



                                         By  /s/ Glenn A. Weinman
                                             -----------------------------------
                                             Glenn A. Weinman, Attorney-In-Fact*



* Signed pursuant to a power of attorney, dated February 14, 1997, included as Exhibit C to this Schedule 13G.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



February 14, 1997                        Paul Marciano



                                         By  /s/ Glenn A. Weinman
                                             -----------------------------------
                                             Glenn A. Weinman, Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, included as Exhibit D to this Schedule 13G.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



February 14, 1997                        Armand Marciano



                                         By  /s/ Glenn A. Weinman
                                             -----------------------------------
                                             Glenn A. Weinman, Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, included as Exhibit E to this Schedule 13G.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



February 14, 1997                        Gary W. Hampar



                                         By  /s/ Glenn A. Weinman
                                             -----------------------------------
                                             Glenn A. Weinman, Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, included as Exhibit F to this Schedule 13G.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



February 14, 1997                        Joseph H. Sugerman



                                         By  /s/ Glenn A. Weinman
                                             -----------------------------------
                                             Glenn A. Weinman, Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, included as Exhibit G to this Schedule 13G.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



February 14, 1997                        Marc E. Petas



                                         By  /s/ Glenn A. Weinman
                                             -----------------------------------
                                             Glenn A. Weinman, Attorney-In-Fact*


* Signed pursuant to a power of attorney, dated February 14, 1997, included as Exhibit H to this Schedule 13G.

                                INDEX TO EXHIBITS


Exhibit           Description

A                 List of Parties to Stockholders' Agreement

B                 Joint Filing Agreement

C                 Power of Attorney of Maurice Marciano

D                 Power of Attorney of Paul Marciano

E                 Power of Attorney of Armand Marciano

F                 Power of Attorney of Gary W. Hampar

G                 Power of Attorney of Joseph H. Sugerman

H                 Power of Attorney of Marc E. Petas

                                                                      EXHIBIT A


                       PARTIES TO STOCKHOLDERS' AGREEMENT


The Maurice Marciano Trust

The Paul Marciano Trust

The Armand Marciano Trust

The Maurice Marciano 1996 Grantor Retained Annuity Trust

The Paul Marciano 1996 Grantor Retained Annuity Trust

The Armand Marciano 1996 Grantor Retained Annuity Trust

                                                                       EXHIBIT B

                             JOINT FILING AGREEMENT


         The undersigned hereby agree that the Statement on Schedule 13G, dated February 14, 1997, (the "Schedule 13G"), with respect to the common stock, par value $.01 per share, of Guess ?, Inc. is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(f) under the Securities and Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to the Schedule 13G and each such amendment. Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February, 1997.



                                                /s/ Maurice Marciano
                                                -------------------------
                                                Maurice Marciano


                                                /s/ Paul Marciano
                                                -------------------------
                                                Paul Marciano


                                                /s/ Armand Marciano
                                                -------------------------
                                                Armand Marciano


                                                /s/ Gary W. Hampar
                                                -------------------------
                                                Gary W. Hampar


                                                /s/ Joseph H. Sugerman
                                                -------------------------
                                                Joseph H. Sugerman


                                                /s/ Marc E. Petas
                                                -------------------------
                                                Marc E. Petas

                                                                       EXHIBIT C


                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints each of Roger A. Williams and Glenn A. Weinman signing singly, with full power of substitution, his/her true and lawful attorney-in-fact, to:

         (1) execute for and on behalf of the undersigned Schedule 13D or 13G in accordance with Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedule 13D or 13G and the timely filing of such Schedules with the Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

         This Power of Attorney is governed by and shall be construed in accordance with the laws of the State of California. This Power of Attorney is effective until revoked by the undersigned, which revocation shall be evidenced by an instrument in writing.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 1997.



                                                /s/ Maurice Marciano
                                                -------------------------
                                                Signature



                                                 Maurice Marciano
                                                -------------------------
                                                 Print Name

                                                                       EXHIBIT D


                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints each of Roger A. Williams and Glenn A. Weinman signing singly, with full power of substitution, his/her true and lawful attorney-in-fact, to:

         (1) execute for and on behalf of the undersigned Schedule 13D or 13G in accordance with Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedule 13D or 13G and the timely filing of such Schedules with the Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

         This Power of Attorney is governed by and shall be construed in accordance with the laws of the State of California. This Power of Attorney is effective until revoked by the undersigned, which revocation shall be evidenced by an instrument in writing.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 1997.



                                                /s/ Paul Marciano
                                                -------------------------
                                                Signature



                                                Paul Marciano
                                                -------------------------
                                                Print Name

                                                                       EXHIBIT E



                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints each of Roger A. Williams and Glenn A. Weinman signing singly, with full power of substitution, his/her true and lawful attorney-in-fact, to:

         (1) execute for and on behalf of the undersigned Schedule 13D or 13G in accordance with Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedule 13D or 13G and the timely filing of such Schedules with the Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

         This Power of Attorney is governed by and shall be construed in accordance with the laws of the State of California. This Power of Attorney is effective until revoked by the undersigned, which revocation shall be evidenced by an instrument in writing.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 1997.



                                                /s/ Armand Marciano
                                                -------------------------
                                                Signature



                                                 Armand Marciano
                                                -------------------------
                                                 Print Name

                                                                       EXHIBIT F



                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints each of Roger A. Williams and Glenn A. Weinman signing singly, with full power of substitution, his/her true and lawful attorney-in-fact, to:

         (1) execute for and on behalf of the undersigned Schedule 13D or 13G in accordance with Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedule 13D or 13G and the timely filing of such Schedules with the Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

         This Power of Attorney is governed by and shall be construed in accordance with the laws of the State of California. This Power of Attorney is effective until revoked by the undersigned, which revocation shall be evidenced by an instrument in writing.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 1997.



                                                /s/ Gary W. Hampar
                                                -------------------------
                                                Signature



                                                 Gary W. Hampar
                                                -------------------------
                                                 Print Name

                                                                       EXHIBIT G

                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints each of Roger A. Williams and Glenn A. Weinman signing singly, with full power of substitution, his/her true and lawful attorney-in-fact, to:

         (1) execute for and on behalf of the undersigned Schedule 13D or 13G in accordance with Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedule 13D or 13G and the timely filing of such Schedules with the Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

         This Power of Attorney is governed by and shall be construed in accordance with the laws of the State of California. This Power of Attorney is effective until revoked by the undersigned, which revocation shall be evidenced by an instrument in writing.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 1997.



                                                /s/ Joseph H. Sugerman
                                                -------------------------
                                                Signature



                                                Joseph H. Sugerman
                                                -------------------------
                                                Print Name

                                                                       EXHIBIT H



                                POWER OF ATTORNEY

         The undersigned hereby constitutes and appoints each of Roger A. Williams and Glenn A. Weinman signing singly, with full power of substitution, his/her true and lawful attorney-in-fact, to:

         (1) execute for and on behalf of the undersigned Schedule 13D or 13G in accordance with Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Schedule 13D or 13G and the timely filing of such Schedules with the Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.

         This Power of Attorney is governed by and shall be construed in accordance with the laws of the State of California. This Power of Attorney is effective until revoked by the undersigned, which revocation shall be evidenced by an instrument in writing.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 14th day of February, 1997.



                                                /s/ Marc E. Petas
                                                -------------------------
                                                Signature



                                                Marc E. Petas
                                                -------------------------
                                                Print Name